Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

NNN REIT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Common stock, par value $0.01 per share	Rule 457(c) Rule 457(h)	3,000,000	$42.95	$128,850,000	0.00011020	$14,199.27

Total Offering Amounts					$128,850,000		$14,199.27

Total Fee Offsets							—

Net Fee Due							$14,199.27

(1)

This Registration Statement registers 3,000,000 additional shares of common stock, par value $0.01 per share (the “Common Stock”), of NNN REIT, Inc. (the “Registrant”) that may be issued to participants pursuant to the Registrant’s Performance Incentive Plan, as amended by Amendment No. 1 to the Registrant’s 2017 Performance Incentive Plan (the “2017 Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the 2017 Plan by reason of any stock split, stock dividend or similar transaction effected without the Registrant’s receipt of consideration which would increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 28, 2023.